Exhibit 99.1

Spirit Airlines Announces Executive Leadership Updates

Appoints Aviation Industry Veteran Fred Cromer as Chief Financial Officer

Dana Shapir Alviene Appointed to SVP, Inflight and Airport Experience and Tomas Ranaldi Promoted to

VP, Financial Planning & Analysis

DANIA BEACH, Fla., July 1, 2024 – Spirit Airlines (NYSE: SAVE) today announced executive leadership updates including the appointment of Fred Cromer as Executive Vice President and Chief Financial Officer, effective July 8, 2024. Cromer will work closely with the Company’s Interim CFO, Brian McMenamy, who will remain in a senior finance role with the Company to ensure a smooth transition.

Cromer brings three decades of experience in the aviation industry, with expertise in financial management, strategic planning, treasury and operations. Cromer has held numerous executive positions over his career, most recently serving as Chief Executive Officer, and previously Chief Financial Officer, of Xwing, Inc., a fast-growing aviation technology company and pioneer in developing the world’s first autonomous regional cargo aircraft. Prior to joining Xwing, Cromer served as President of Bombardier Commercial Aircraft from 2015 to 2020, President of International Lease Finance Corporation from 2008 to 2015, and Chief Financial Officer and Vice President at ExpressJet Airlines from 1998 to 2008. Cromer holds an A.B. degree in Economics from the University of Michigan and an MBA in Finance from DePaul University.

“Fred’s extensive career in aviation and his proven track record of strategic financial leadership across all aspects of the industry bring valuable insights and expertise that will help us successfully evolve our business model as we navigate the changes in the demand environment,” said Ted Christie, Spirit’s President and Chief Executive Officer. “Fred has significant experience leading companies through periods of substantial growth and transformation, and we are very excited to bring aboard someone of Fred’s caliber as we continue to execute on Spirit’s transformation strategy.”

“I’m thrilled to be joining Spirit at such a pivotal time for both the company and the industry,” said Cromer. “I really look forward to working alongside Ted and the rest of the Spirit team to help drive continuous improvement and build a sustainable and successful business going forward.”

Spirit is pleased to announce additional significant leadership updates:

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Dana Shapir Alviene has been appointed Senior Vice President of Inflight and Airport Experience, effective July 29, 2024. Shapir Alviene joins Spirit from Avianca where she served as Senior Vice President of Customer Experience. Prior to Avianca, she held multiple leadership roles at JetBlue Airways between 2014 and 2023, including Vice President, Airports Experience. She began her aviation career at Southwest Airlines where she served in key operational, customer service and leadership roles. Shapir Alviene’s extensive operational and customer expertise will elevate Spirit’s Guest experience and strengthen collaboration between its Airports and Inflight teams.

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Tomas Ranaldi has been promoted to Vice President of Financial Planning & Analysis, effective immediately. Ranaldi has been an important member of the Spirit team since 2015, excelling in various roles within the finance department.

Christie continued, “We are delighted to welcome Dana to the Spirit Family and to elevate Tomas to his new role. I also want to thank Brian for stepping into the role of Interim CFO and agreeing to continue working with us going forward. He is an invaluable part of the Spirit team, and his experience and knowledge of Spirit will help ensure a smooth transition, as well as bringing wise leadership to ongoing projects.”

About Spirit Airlines:

Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel-efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com.

Investor inquiries:

Spirit Investor Relations

investorrelations@spirit.com

Media inquiries:

Spirit Media Relations

Media_Relations@spirit.com